ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: secretaryofstate.biz

Certificate of Designation (PURSUANT TO NRS 78.1955)
Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20110276670-82
Filing Date and Time 04/13/2011 11:51 AM
Entity Number E0739632005-6

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Designation
For Nevada Profit Corporation
(Pursuant to NRS 78.1955)

1. Name of the corporation:
Mass Hysteria Entertainment Company, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.
The Corporation hereby establishes and designates 10,000 shares of its preferred stock, $0.001 par value per share, designated as Series A Preferred Stock (the "Series A Preferred Stock"). The rights, preferences, and privileges of the Series A Preferred Stock relative to those of the common shares, par value $0.001 per share, of the Corporation (the "Common Stock") and any other shares of preferred stock are set forth Exhibit A attached hereto.

3. Effective date of filing (optional):

4. Officer signature (required): X /s/ Daniel Grodnik

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees ay cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT A
TO
CERTIFICATE OF DESIGNATION
ESTABLISHING SERIES A PREFERRED STOCK OF
MASS HYSTERIA ENTERTAINMENT COMPANY, INC.
A Nevada Corporation

The rights, preferences, and privileges of the Series A Preferred Stock relative to those of the Common Stock are set forth in this Certificate of Designation of Series and Determination of Rights and Preferences of its Series A Preferred Stock (the “Certificate”).

1.   Definitions.  For purposes of this Certificate, the following definitions shall apply and shall be equally applicable to both the singular and plural forms of the defined terms:

1.1. “Affiliate” of any Person shall mean any Person who directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.  For the purposes of this definition, “control” has the meaning specified as of the date hereof for that word in Rule 405 promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

1.2. “Board” shall mean the Board of Directors of the Corporation.

1.3.  “Corporation” shall mean Mass Hysteria Entertainment Company, Inc., a Nevada corporation.

1.4. “Convertible Securities” shall mean evidences of indebtedness, shares of stock or other securities that are at any time, directly or indirectly, convertible into, exercisable for, or exchangeable for Common Stock.

1.5.  “Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities, governments, agencies and political subdivisions.

1.6. “Stated Value” shall mean $1.00 (subject to appropriate adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations, and like occurrences and dividends and other distributions on such stock payable in shares of Series A Preferred Stock or Common Stock).

2.   Voting Rights.  In addition to the other rights provided in this Certificate, by agreement or by law, the holders of the Series A Preferred Stock and the holders of the Common Stock shall vote together as a single class on all actions to be taken by the shareholders of the Corporation.  At all meetings of the shareholders of the Corporation and in the case of any actions of shareholders in lieu of a meeting, each holder of the Series A Preferred Stock shall have that number of votes on all matters submitted to the shareholders that is equal to the product of (a) the number of shares of Series A Preferred Stock held by such holder, (b) the number of issued and outstanding shares of the Corporation’s Common Stock on a Fully-Diluted Basis (as hereinafter defined), as of the record date for the vote, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, and (c) 0.0002, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is effected..  “Fully-Diluted Basis” shall mean that the total number of issued and outstanding shares of the Corporation’s Common Stock shall be calculated to include the shares of Common Stock issuable upon exercise and/or conversion of all of the following securities (collectively, “Common Stock Equivalents”): all outstanding (a) securities convertible into or exchangeable for Common Stock, whether or not then convertible or exchangeable (collectively, “Convertible Securities”), (b) subscriptions, rights, options and warrants to purchase shares of Common Stock, whether or not then exercisable (collectively, “Options”), and (c) securities convertible into or exchangeable or exercisable for Options or Convertible Securities and any such underlying Options and/or Convertible Securities.

3.   Dividend Rights.  None.

4.   Liquidation Rights.  None

5.   Redemption Rights.  None.

6.   Conversion Rights.  None.

7.   No Reissuance of Series A Preferred Stock.  No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

8.   Notices.  Unless otherwise specified in the Corporation’s Articles of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of Series A Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

9.   No Preemptive Rights.  Shareholders shall have no preemptive rights except as granted by the Corporation pursuant to written agreements.”